Bright Mountain Media, Inc Announces Fourth Quarter and Full-Year 2023 Financial Results

Successful full-year 2023 fuels revenue growth by 128%

■Fourth quarter revenue increased 193% to $15.1 million compared to the fourth quarter of 2022.

■Fourth quarter gross margin increased 71% to $4.1 million compared to the fourth quarter of 2022.

■2023 revenue increased 128% to $44.5 million, compared to the full-year of 2022.

■Gross margin increased 41% to $12.8 million, compared to the full-year of 2022.

Boca Raton, FL, April 1, 2024 — Bright Mountain Media, Inc. (OTCQB: BMTM) (“Bright Mountain” or the “Company”), a global holding company with current investments in digital publishing, advertising technology, consumer insights, and creative media services, today announced its financial results for the fourth quarter and year ended December 31, 2023 and 2022.

Bright Mountain Media CEO, Matt Drinkwater commented on the Company’s results saying, “2023 was a transformative year for Bright Mountain Media, both financially and strategically. The addition of Big Village Insights and Deep Focus Agency has accelerated and solidified our vision for being our customers’ central nervous system for marketing. With technology, data, and creativity at our core, we continue guiding our customers through a challenging and complex marketing landscape. Looking forward, we remain focused on profitable growth by developing products and launching go-to-market strategies that capitalize on the strengths of our four unique operating companies. We are well positioned to source new opportunities, both organically and through smart M&A, to meet our customers’ needs and to drive the next wave of growth for Bright Mountain Media.

Financial Results for the Three Months Ended December 31, 2023

•Revenue was $15.1 million, an increase of $10.0 million, or 193%, compared to $5.2 million for the same period of 2022, which was driven by the Big Village Acquisition, and was partially offset by macroeconomics factors, coupled with an overall reduction in spending by some customers due to inflationary concerns, which has led to lower than normal rates and lower earnings.

Advertising technology revenue was approximately $3.3 million and digital publishing revenue was approximately $753,000. The new offerings we acquired as part of the Big Village Acquisition were consumer insights, creative services, and media services. Consumer insights revenue was approximately $8.9 million, creative services revenue was approximately $1.7 million, and media services revenue was approximately $526,000 during the fourth quarter of 2023.

•Cost of revenue was $11.1 million, an increase of $8.3 million, or 299%, compared to $2.8 million for the same period in 2022. The increase is a result of new costs associated with our new revenue offerings from the Big Village Acquisition, inclusive of direct salary and labor cost of approximately $2.2 million for employees that work directly on customer projects, and direct project costs of approximately $4.2 million for payments made to third-parties that are directly attributable to completion of projects to allow for revenue recognition, $2.4 million for non-direct project cost and legacy publisher cost of $2.2 million which increased by 17%.

•General and administrative expense was $6.3 million, an increase of 75%, compared to $3.6 million in the same period of 2022.

•Gross margin was $4.1 million, an increase of 71%, compared to $2.4 million in the same period of 2022.

•Net loss was $5.9 million, an increase of 156%, compared to a $2.3 million net loss in the same period of 2022.
•Adjusted EBITDA loss was $616,000 compared to Adjusted EBITDA loss of $694,000 in the same period of 2022. See the below section on Non-GAAP Financial Measure for a reconciliation of net loss to EBITDA and Adjusted EBITDA.

Financial Results for the Year Ended December 31, 2023

•Revenue was $44.5 million, an increase of $25.0 million, or 128%, compared to $19.6 million for the same period of 2022, which was driven by the Big Village Acquisition, and was partially offset by macroeconomics factors, coupled with an overall reduction in spending by some customers due to inflationary concerns, which has led to lower than normal rates and lower earnings. The new offerings we acquired as part of the Big Village Acquisition were consumer insights, creative services, and media services.
Advertising technology revenue was approximately $9.5 million, digital publishing revenue was approximately $4.1 million, consumer insights revenue was approximately $23.9 million, creative services revenue was approximately $5.1 million, and media services revenue was approximately $2.0 million during 2023.
•Cost of revenue was $31.8 million, an increase of $21.3 million, or 203%, compared to $10.5 million for the same period in 2022. The increase is a result of new costs associated with our new revenue offerings from the Big Village Acquisition, inclusive of direct salary and labor cost of approximately $7.4 million for employees that work directly on customer projects, and direct project costs of approximately $10.2 million for payments made to third-parties that are directly attributable to completion of projects to allow for revenue recognition, $6.4 million for non-direct project cost and legacy publisher cost of $5.9 million which decreased by 2% .
•General and administrative expense was $22.5 million, an increase of 59%, compared to $14.2 million in the same period of 2022.
•The Company performed an assessment of its goodwill and intangible assets for the Ad Network, Owned & Operated, and Insights reporting units. The assessment indicated that the carrying value was in excess of its implied fair value for the Ad Network and Owned & Operated reporting units, resulting in an impairment charge of $14.1 million and $2.9 million for goodwill and intangibles, respectively. There was no such charge for the same period in 2022.
•Gross margin was $12.8 million, an increase of 41%, compared to $9.1 million in the same period of 2022.

•Net loss was $35.6 million, an increase of 338%, compared to a $8.1 million net loss in the same period of 2022.
•Adjusted EBITDA loss was $3.9 million compared to Adjusted EBITDA loss of $2.5 million in the same period of 2022. See the below section on Non-GAAP Financial Measure for a reconciliation of net loss to EBITDA and Adjusted EBITDA.

About Bright Mountain Media

Bright Mountain Media, Inc. (OTCQB: BMTM) unites a diverse portfolio of companies to deliver a full spectrum of advertising, marketing, technology, and media services under one roof—fused together by data-driven insights. Bright Mountain Media’s subsidiaries include Deep Focus Agency, LLC, BV Insights, LLC, CL Media Holdings, LLC, and Bright Mountain, LLC. For more Information, please visit www.brightmountainmedia.com.

Forward-Looking Statements for Bright Mountain Media, Inc.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes,” and similar words. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations of our ability to successfully integrate acquisitions, and the realization of any expected benefits from such acquisitions. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Bright Mountain Media, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023 and our other filings with the SEC. Bright Mountain Media, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact / Investor Relations:
Douglas Baker
Email:corp@otcprgroup.com
Tel: (561) 807-6350
https://otcprgroup.com

BRIGHT MOUNTAIN MEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022

Revenue	$15,143	$5,160	$44,546	$19,580
Cost of revenue	11,053	2,767	31,766	10,493
Gross margin	4,090	2,393	12,780	9,087
General and administrative expenses	6,252	3,574	22,522	14,155
Impairment of goodwill and intangibles	812	—	17,070	—
Loss from operations	(2,974)	(1,181)	(26,812)	(5,068)

Financing (expense) income
Gain on forgiveness of PPP loan	—	—	—	1,137
Other income	22	46	437	69
Interest expense - Centre Lane Senior Secured Credit Facility- related party	(2,967)	(1,178)	(9,142)	(4,227)
Interest expense - Convertible Promissory notes - related party	(4)	(6)	(20)	(22)
Other interest expense	(8)	(3)	(27)	(14)
Total financing (expense)	(2,957)	(1,141)	(8,752)	(3,057)

Net loss before income tax	(5,931)	(2,322)	(35,564)	(8,125)
Income tax provision	—	—	—	—
Net loss	(5,931)	(2,322)	(35,564)	(8,125)

Dividends
Preferred stock dividends	—	(1)	—	(5)

Net loss attributable to common stockholders	$(5,931)	$(2,323)	$(35,564)	$(8,130)
Foreign currency translation	(45)	51	145	105
Comprehensive loss	$(5,976)	$(2,272)	$(35,419)	$(8,025)

Net loss per common share:
Basic and diluted	$(0.03)	$(0.02)	$(0.22)	$(0.05)

Weighted average shares outstanding
Basic and diluted	171,301,201	149,317,722	164,845,671	149,191,057

BRIGHT MOUNTAIN MEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31, 2023	December 31, 2022
ASSETS
Current Assets
Cash and cash equivalents	$4,001	$316
Accounts receivable, net	14,679	3,585
Prepaid expenses and other current assets	1,057	600
Total Current Assets	19,737	4,501

Property and equipment, net	199	40
Intangible assets, net	15,234	4,510
Goodwill	7,785	19,645
Operating lease right-of-use asset	306	367
Other assets, non-current	156	137
Total Assets	$43,417	$29,200
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$17,497	$10,317
Other current liabilities	3,025	1,838
Interest payable – 10% Convertible Promissory Notes – related party	39	31
Deferred revenue	4,569	737
Note payable – 10% Convertible Promissory Notes, net of discount – related party	80	68
Note payable – Centre Lane Senior Secured Credit Facility – related party (current portion)	5,592	4,860
Total Current Liabilities	30,802	17,851

Other liabilities, non-current	325	—
Note payable – Centre Lane Senior Secured Credit Facility, net of discount – related party (non-current)	58,674	25,101
Finance lease obligations, non-current	42	—
Operating lease liabilities, non-current	239	319
Total Liabilities	90,082	43,271

Stockholders’ Deficit
Convertible preferred stock, par value $0.01, 20,000,000 shares authorized, no shares issued or outstanding at December 31, 2023 and December 31, 2022	—	—
Common stock, par value $0.01, 324,000,000 shares authorized, 172,103,134 and 150,444,636 issued and 171,277,959 and 149,619,461 outstanding at December 31, 2023 and December 31, 2022, respectively	1,721	1,504
Treasury stock, at cost; 825,175 shares at December 31, 2023 and December 31, 2022, respectively	(220)	(220)
Additional paid-in-capital	101,405	98,797
Accumulated deficit	(149,833)	(114,269)
Accumulated other comprehensive income	262	117
Total stockholders’ deficit	(46,665)	(14,071)
Total liabilities and stockholders’ deficit	$43,417	$29,200

BRIGHT MOUNTAIN MEDIA, INC.
RECONCILIATION OF NET LOSS TO NON-GAAP EBITDA AND ADJUSTED EBITDA
(in thousands)

Non-GAAP Financial Measure

Non-GAAP results are presented only as a supplement to the financial statements and for use within management's discussion and analysis based on U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial information is provided to enhance the reader's understanding of the Company's financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP.

All of the items included in the reconciliation from net loss before taxes to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company's ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company's operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company's ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company's operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company's presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company's performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.
A reconciliation of net loss to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended		Year Ended
($ in thousands)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022

Net loss before tax plus:	$(5,931)	$(2,321)	$(35,564)	$(8,125)
Depreciation expense	41	14	125	38
Amortization of intangibles	547	386	2,490	1,558
Impairment of goodwill and intangibles	812	—	17,070	—
Amortization of debt discount	636	276	2,074	1,199
Other interest expense	8	3	27	14
Interest expense – Centre Lane Senior Secured Credit Facility and Convertible Promissory Notes – related party	2,334	908	7,088	3,050
EBITDA	(1,553)	(734)	(6,690)	(2,266)
Stock compensation expense	74	18	196	233
Nonrecurring professional fees	483	—	1,462	657
Nonrecurring legal fees	313	—	711	—
Gain on forgiveness of PPP loan	—	—	—	(1,137)
Non-restructuring severance expense	67	22	389	50
Adjusted EBITDA	$(616)	$(694)	$(3,932)	$(2,463)